mercury

INNOVATION THAT MATTERS™

September 15, 2021
Rev.2

Attn: Dr. James M. Stevison

Dear Mitch,

On behalf of Mercury Systems, Inc., I am pleased to offer you the position of **EVP & Chief Growth Officer** reporting to Mark Aslett, President and Chief Executive Officer, located in our Huntsville facility. You will receive a base salary of **$425,000** (annualized).

You will be eligible to participate in the Executive Bonus Plan with an annual target of **100%** of your annual base salary. Payout is based on Mercury's achievement of stretching semi-annual Adjusted EBITDA targets, with semi-annual (first half (H1) and second half (H2) of fiscal year) payments typically paid in February and August. For the Fiscal Year 2022 H1 payout, there will be no proration and the actual payout will be based on Mercury's achievement of its Adjusted EBITDA target. Participation is subject to the other terms and conditions of the Executive Bonus Plan.

You will also receive a $300,000 sign-on bonus payable in the following increments: $150,000 paid as soon as practicable upon joining and $150,000 paid as soon as practicable after December 31st, 2021. There will be a 24-month payback obligation from the date of your hire if you resign or are terminated by Mercury for cause. If you resign or are terminated for cause before December 31, 2021, you will only be required to pay back $150,000 to Mercury Systems.

Mercury offers a comprehensive benefits package, which includes medical, dental, and vision insurance, short- and long-term disability coverage, life insurance, and tuition reimbursement. We also offer a 401 (k) plan. At the discretion of the Board of Directors, the Company may make matching contributions. Currently, the company match is set to 50% on the dollar up to 6% of earnings. In addition, you will be eligible to participate in our Employee Stock Purchase Plan through after-tax payroll deductions, up to a maximum of 10 percent of your paycheck (base pay, overtime, commissions and bonuses) per pay period. Mercury's ESPP has two purchase periods that include January 1st to June 30th and July 1st to December 31st. On the last business day of a purchase period, the amounts that have been set aside are used to purchase shares of common stock at the lower price of stock on either the first day or the last day of the purchase period. Employees purchase the stock at a 15% discounted price.

Subject to Compensation Committee of Board of Directors' approval, you will be granted a restricted stock award for the number of shares of common stock equal to **$1,600,000** divided by the average closing price of the Company's common stock during the 30 calendar days prior to the date of grant.

- **Time-Based Portion: 50% ($800,000)** of the award will be granted on the 15th of the month following your date of hire. The award will vest in equal installments on the first through third anniversaries of the grant date, subject to your continued employment with Mercury through the vesting date.

- **Performance-Based Portion:** The remaining **50% ($800,000)** of the award will have performance-based vesting, with a performance period of no more than three years. The award's performance conditions will be determined by the Compensation Committee, in its sole discretion, and may include targets associated with the Company's Value Creation Plan or other metrics as the Compensation Committee deems appropriate for the Executive Leadership Team. Your performance award has a maximum achievement level of up to 300% of your target shares and will be granted following your commencement of employment and no later than November 15, 2021.

Your restricted stock awards will also be subject to the terms and conditions of Mercury's 2018 Stock Incentive Plan and an award agreement between you and Mercury. You will be eligible for additional equity grants in August, 2022 as part of our annual equity award cycle.

For paid time off, you will receive 40 hours of vacation per year in addition to 120 hours you will receive as a new hire for a maximum of 160 hours per year. This will be pro-rated based on your hire date.

You will be provided certain non-change in control severance benefits as a non-CEO named executive officer. Under the agreement, if we terminate your employment without "cause" or you terminate your employment for "good reason," (such terms defined in our form agreement filed with the SEC) then you will be entitled to receive: (i) 12 months of base salary continuation; (ii) a lump sum payment of your target non-equity incentive; (iii) up to $30,000 of executive outplacement; and (iv) continued benefits under the Company's medical, dental, and vision plans for 12 months at the same portion of the premium as the Company pays with respect to active employees, or until you obtain benefits with another employer, whichever occurs first.

You will also be provided certain severance benefits if, within 18 months after a change in control of the Company (or during a potential change in control period provided that a change in control takes place within 18 months thereafter), your employment is terminated (1) by us other than for "cause" or disability or (2) by you for "good reason" (such terms defined in our form agreement filed with the SEC).

Severance benefits under each change in control severance agreement include the following, in addition to the payment of any earned or accrued compensation for services previously rendered:

- A lump sum cash payment equal to one and one-half times (1.5x) the sum of your then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);
- Payment of the cost of providing you with outplacement services up to a maximum of $45,000; and
- Payment of the cost of providing you with health and dental insurance up to 18 months following such termination on the same basis as though you had remained an active employee.

In addition, if your employment is terminated within 18 months after a change in control (or during a potential change in control period provided that a change in control takes place within 18 months thereafter), vesting of all of your then outstanding stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

Payment of the above-described severance benefits is subject to you releasing all claims against the Company other than claims that arise from the Company's obligations under the severance agreement. In addition, if

you are a party to an employment agreement with the Company providing for change in control payments or benefits, you will receive the benefits payable under the change in control severance agreement and not under the employment agreement.

If your position requires access to classified information, this offer is contingent upon the successful transfer of the appropriate security clearance or your ability to obtain and maintain the appropriate security clearance.

This offer of employment is conditioned upon you signing and returning to us this offer letter and the enclosed Confidentiality Agreement prior to your start date as well as successful completion of your background and reference check. If you have any questions or concerns relating to the Confidentiality Agreement, they must be resolved prior to your start date.

We are required to formally confirm the citizenship status of all new employees in addition to complying with the 1-9 Employment Verification Form. On your first day, you will be required to provide proof of U.S. citizenship (either passport or birth certificate and drivers' license). As a federal contractor, we are required to verify the employment eligibility of new employees using the government's electronic verification system after acceptance of this offer and within three days of date of hire. Successful verification is necessary to confirm work authorization and continued employment.

By signing this offer letter, you acknowledge that you understand and agree to the following:

1. You are not under any contractual or other restriction that would prevent you from working for us.
2. We are an "employment at will" employer. All employment with us is at will, with either party free to terminate the employment relationship any time, with or without cause or prior notice.
3. You must comply with the Immigration Reform and Control Act of 1986. This law requires you to establish your identity and employment eligibility. In order to satisfy these requirements, you will be required to complete the Employment Verification Form (I9) and bring the documents identified in on your first day of work.

Mitch, we all look forward to your joining the Mercury team. Together we will be able to realize our goals and accomplish great things. Please sign one copy of this offer letter and the Confidentiality Agreement and return them to me by email no later than September 23, 2021.

Very truly yours,

Emma Woodthorpe

Emma Woodthorpe
SVP/Chief Human Resources Officer

Dr. James M. Stevison